UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to §240.14a-12

SAN JUAN BASIN ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

Southwest Bank
Robert Lansford
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) have made a definitive filing with the Securities and Exchange Commission of a solicitation statement and an accompanying WHITE request card to be used to solicit requests from unitholders of San Juan Basin Royalty Trust (the “Trust”) to call a special meeting of unitholders to approve the removal of Compass Bank as trustee of the Trust and the nomination and appointment of Southwest Bank as successor trustee.

On September 22, 2016, the Southwest Bank Participants issued the following press release.

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Southwest Bank Delivers Written Requests to Call a Special Meeting from Holders of
More Than 22% of San Juan Basin Royalty Trust’s Outstanding Units

Requests from Unitholders Exceed the Required 15%

Special Meeting Request Supported by Glass Lewis & Co.

FORT WORTH, TEXAS, September 22, 2016—Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) announced today that they have delivered by letter to Compass Bank, as trustee for San Juan Basin Royalty Trust (the “Trust”), written requests from the holders of more than 22% of the Trust’s outstanding units to compel Compass Bank to call a special meeting of the Trust’s unitholders (the “Special Meeting”). At the Special Meeting, the Trust’s unitholders will have the opportunity to voice their support for the removal of Compass Bank as trustee of the Trust and the appointment of Southwest Bank as the successor trustee.

Vernon Bryant, Chairman and Chief Executive Officer of Southwest Bank stated, “We appreciate the strong support we have received from the Trust’s unitholders during the solicitation process. We are extremely pleased that the holders of more than 22% of the Trust’s outstanding units, including many of the Trust’s longest-standing and largest unitholders, have joined in our request to call the Special Meeting well ahead of the September 28th goal date. This show of support sends a clear message that a significant portion of the unitholders believe a change is necessary.”

On September 13, 2016, Glass Lewis & Co., LLC, a leading independent proxy voting advisory firm, recommended that the Trust’s unitholders support the calling of the Special Meeting. In its report, Glass Lewis* noted that:

•	“[We] strongly support the right of unitholders to both call special meetings and effect change by written consent.”
•	“In general, we believe the common management refrain regarding potential abuse of such rights is largely inadequate to mitigate the fundamental benefits associated with those rights.”

*Permission neither sought nor obtained from Glass Lewis.

“We are gratified that Glass Lewis, a highly-respected independent proxy advisory firm, recognized the importance for unitholders to have the opportunity to convene the Special Meeting and have their voices heard,” said Mr. Bryant. “The unitholders have taken action to demand the opportunity to attend the Special Meeting where they may fully consider and exercise the right given to them to remove and replace a trustee. We urge Compass Bank to promptly schedule the Special Meeting so that the unitholders can have an open forum in which to express their views on this critical matter.”

About Southwest Bank

Proudly serving North Texas for 50 years, Southwest Bank is the largest locally owned, independent bank in Tarrant County. In addition to full-service banking centers in Fort Worth, Dallas, Arlington, Burleson, Grapevine, Mansfield and Saginaw, Southwest Bank maintains mortgage offices in Fort Worth, Dallas and Austin and a royalty trust management office in Dallas. Southwest Bank values its customers and believes in building loyal, lasting relationships through personalized service, honesty and integrity. For more information, visit www.SouthwestBank.com. Member FDIC.

Additional Information Regarding the Solicitation

Southwest Bank and Robert Lansford intend to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes from unitholders of San Juan Basin Royalty Trust (the “Trust”) for the special meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE SPECIAL MEETING AND THE PROXY SOLICITATION. Investors and security holders may obtain free copies of the proxy materials, when they are available, at the SEC’s web site at www.sec.gov.

Each of Southwest Bank and Robert Lansford (the “Southwest Bank Participants”) are participants in the solicitation of proxies in connection with the special meeting of unitholders of the Trust. Information regarding the Southwest Bank Participants and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive proxy statement soliciting proxies for the calling of the special meeting filed by the Southwest Bank Participants with the SEC on August 29, 2016.

Contacts:

Lee Ann Anderson

Senior Vice President and Senior Trust Administrator

Southwest Bank

(817) 298-5587

Okapi Partners

Toll-Free (877) 279-2311

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